Exhibit 16.1

June 4, 2013

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C.  20549

Dear Sirs:

We have read the statements included under Item 4.01 in the Form 8-K dated June 4, 2013 of Methes Energies International Ltd. to be filed with the Securities and Exchange Commission and we agree with such statements as they relate to our firm.

Yours truly,

/s/ MSCM LLP

MSCM LLP